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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. _____)*


                       Friendly Ice Cream Corporation
                              (Name of Issuer)


                  Common Stock, $0.01 par value per share
                       (Title of Class of Securities)


                                358497 10 5
                               (CUSIP Number)



Check the following box if a fee is being paid with this statement [ X ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 358497 10 5


1.   NAME OF REPORTING PERSON: Donald N. Smith
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [   ]
     (b)  [   ]            Not Applicable


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION: United States


     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


     5.   SOLE VOTING POWER: 705,807


     6.   SHARED VOTING POWER: 0


     7.   SOLE DISPOSITIVE POWER: 705,807


     8.   SHARED DISPOSITIVE POWER: 0


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 705,807


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]
                               Not Applicable


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 9.5%


12.  TYPE OF REPORTING PERSON: IN






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Item 1(a)      Name of Issuer

               Friendly Ice Cream Corporation
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      (b)      Address of Issuer's Principal Executive Offices:

               1855 Boston Road
               ----------------------------------------------------------------
               Wilbraham, Massachusetts 01095
               ----------------------------------------------------------------

               ----------------------------------------------------------------

Item 2(a)      Name of Person Filing:

               Donald N. Smith
               ----------------------------------------------------------------

               ----------------------------------------------------------------

               ----------------------------------------------------------------

       (b)     Address of Principal Business Office:

               1 Pierce Place, Suite 100 East
               ----------------------------------------------------------------
               Itasca, Illinois 60143
               ----------------------------------------------------------------

       (c)     Citizenship:

               United States
               ----------------------------------------------------------------

               ----------------------------------------------------------------

       (d)     Title of Class of Securities:

               Common Stock, $0.01 par value per share
               ----------------------------------------------------------------

       (e)     CUSIP Number:

               358497 10 5
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Item 3      Person Filing: Not Applicable.  This Schedule 13G is being filed pursuant to Rule 13d-1(c).

       (a)  ( )   Broker or Dealer registered under Section 15 of the Act

       (b)  ( )   Bank as defined in Section 3(a)(6) of the Act

       (c)  ( )   Insurance Company as defined in Section 3(a)(19) of the Act

       (d)  ( )   Investment Company registered under Section 8 of the
                  Investment Company Act

       (e)  ( )   Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940

       (f)  ( )   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund



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       (g) ( )    Parent Holding Company, in accordance withss.240.13d-1 (b)(1)
                  (ii)(G)

       (h) ( )    Group, in accordance withss.240.13d-1 (b)(1)(ii)(H)

Item 4      Ownership: (at December 31, 1997)

       (a)  Amount Beneficially Owned                 705,807
                                                      -------
       (b)  Percent of Class                              9.5%
                                                      --------
            (i)     sole power to vote or to direct the vote         705,807
                                                                     ----------
            (ii)    shared power to vote or to direct the vote             0
                                                                     ----------

            (iii)   sole power to dispose or to direct the
                    disposition of                                   705,807
                                                                     ----------

            (iv)    shared power to dispose or to direct the
                    disposition of                                         0
                                                                     ----------

Item 5      Ownership of Five Percent or Less of a Class: Not Applicable

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ] .

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable
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Item 7      Identification and Classification of the Subsidiary Which Acquired
            the Security being reported on by the Parent Holding Company.

            Not Applicable
            -------------------------------------------------------------------

            -------------------------------------------------------------------

Item 8      Identification and Classification of Members of the Group

            Not Applicable
            -------------------------------------------------------------------

Item 9      Notice of Dissolution of Group

            Not Applicable
            -------------------------------------------------------------------

Item 10     Certification

            Not Applicable
            -------------------------------------------------------------------


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                                 Signature


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             * * * * * * * * *


Dated:February 10 , 1998                     /s/ Donald N. Smith
                                             ---------------------------
                                                      Signature




                                             Donald N. Smith
                                             ---------------------------
                                                    Name/Title